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                                                                     Exhibit 11

                    [ROPES & GRAY LETTERHEAD APPEARS HERE]

                                             January 29, 2001



PIMCO Allianz Select International Fund
c/o PIMCO Funds: Multi-Manager Series
840 Newport Center Drive
Newport Beach, California 92660

     Re:  Registration Statement on Form N-14
          -----------------------------------

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement of PIMCO Funds: Multi-Manager Series (the "Trust") on Form N-14 (the "Registration Statement") with respect to PIMCO Allianz Select International Fund (the "Select International Fund"), a series of the Trust, being filed by the Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed acquisition by the Select International Fund of substantially all of the assets of PIMCO International Fund (the "International Fund"), a series of the Trust, and the issuance of shares of beneficial interest of specified classes of the Select International Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust, on behalf of the Select International Fund and the International Fund, and PIMCO Advisors L.P. (the "Agreement and Plan of Reorganization") in substantially the form included in the Registration Statement as an exhibit.

     We have examined the Agreement and Plan of Reorganization;the
Registration Statement (the "MMS Registration Statement") of the Trust on
Form N-1A (File No. 33-36528) under the Act, and all exhibits thereto, all as filed with the Securities and Exchange Commission (the "Commission"); the
Trust's Second Amended Agreement and Declaration of Trust, as amended to the date hereof (the "Declaration of Trust), on file in the offices of the Secretary of State of The Commonwealth of Massachusetts and the City Clerk of the City of Boston; the By-Laws of the Trust, as amended to the date hereof (the "By-Laws"); and the Resolutions of the Board of Trustees of the Trust adopted at a meeting held December 7, 2000. We have relied upon a certificate of an officer of the Trust as to certain factual matters.
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Allianz Select International Fund     -2-                       January 29, 2001


We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the Trust, on behalf of the Select International Fund and the International Fund and PIMCO Advisors L.P.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

     2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Declaration of Trust provides for indemnification out of Fund property for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the relevant Fund. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Fund would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray